Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Megan Reisig (214) 493-4024
Megan.Reisig@usmd.com

USMD Increases Ownership in USMD Hospital at Arlington

Increase in Ownership Allows for Expanded Service Offerings to Meet Growing Patient Needs

IRVING , Texas – (September 16, 2013) - USMD Holdings, Inc. (NASDAQ: USMD), a physician-led integrated healthcare system, announced today that USMD Hospital Division, its wholly owned subsidiary, has acquired a 17.96 percent ownership interest in USMD Hospital at Arlington from a group of individual physicians and physician-owned entities. This acquisition increases USMD’s ownership in USMD Hospital at Arlington to 45.4 percent. Texas Health Resources will retain its 51 percent ownership interest in the hospital.

This transaction is significant because it eliminates any direct ownership of USMD Hospital at Arlington by referring physicians. The Affordable Care Act, signed in March 2010, amended the federal physician self-referral law and significantly limited the ability of physician-owned hospitals to expand. With the transition in ownership, the law no longer applies to USMD Hospital at Arlington and the hospital will, again, have the opportunity to add new operating rooms, procedure rooms, and inpatient beds and services, as needed, to meet the expanding needs of patients in Arlington.

“The transition of ownership at USMD Hospital at Arlington has been in development for years and we’re excited to finalize this transaction and increase USMD’s ownership in the hospital,” said John House, M.D., chairman and chief executive officer of USMD Holdings. “This gives the hospital the opportunity to increase its service offerings even further to better meet the needs of the Arlington community.”

This transition comes in conjunction with USMD Hospital at Arlington’s 10-year anniversary. During the hospital’s 10-year history, it has continually been recognized for its achievements, clinical outcomes and the quality of care it provides.

The hospital was recently honored with an “A” Hospital Safety Score by The Leapfrog Group for the second consecutive year. It was ranked number four in the nation by CareChex for cancer care and, received a Healthgrades Awards 5-Star rating in appendectomy, gynecologic surgery and prostatectomy. USMD Hospital at Arlington has the most experienced robotic surgical team in North Texas, having performed nearly 7,000 robotic surgeries since 2003. The hospital was also selected as one of Modern Healthcare’s Best Places to Work in Healthcare for 2012. Beyond awards and recognitions, USMD Hospital at Arlington has consistently ranked in the top percentiles for patient satisfaction. In 2012, it ranked in the top three percent of the nation for all facilities surveyed by Press Ganey.

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USMD Holdings acquires ownership in USMD Hospital at Arlington

“We are proud of our awards, recognitions and the patient satisfaction scores we’ve been able to achieve throughout our 10-year history,” said Karen Fiducia, president of USMD Hospital Division, which manages the operations of USMD Hospital at Arlington. “We believe the transition of ownership will strengthen the hospital and allow us to expand our facility and service offerings even further, opening up additional opportunities to care for patients. We look forward to continuing our patients-first culture and we are confident that the facility will continue to provide world-class service to patients as well as to physicians who choose USMD Hospital at Arlington for their patients’ care.”

USMD Hospital Division has been the managing partner of USMD Hospital at Arlington, L.P. since its inception. USMD Hospital Division will continue to serve in those capacities.

About USMD Holdings, Inc.

USMD is a publicly held (NASDAQ: USMD), physician-led integrated healthcare system committed to exemplary patient care. Headquartered in Irving, Texas, USMD serves the Dallas-Fort Worth metropolitan area with more than 250 physicians and associate practitioners, and provides healthcare services to patients across 18 different specialties at its hospitals, cancer treatment centers and physician clinics. For more information about USMD, visit www.usmd.com.

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